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                                                                  EXHIBIT 10.15


January 10, 2001


Dear Mr. Palmer:

The following is our formal offer to you to continue in the position of Executive Vice President of Finance, Treasure, and Chief Financial Officer of American Bio Medica Corporation (ABMC) effective as of January 10, 2001 (the "Commencement Date"). You will report directly to the President of ABMC and your position will be located in our Kinderhook facility.


TERM

Your employment with ABMC will be for a term beginning on the Commencement Date and ending on April 30, 2002, automatically renewed unless either side gives advance notice of 60 days.


SALARY AND BONUS

Your base salary will be $8,333 per month, which is equivalent to $100,000 on an annualized basis. In addition, you will be issued 100,000 stock options of ABMC at the closing market price on the Commencement Date. All of your stock options will vest over a four-year period in annual increments of 25% per year on the anniversary date of the grant. Also, ABMC will provide you with a monthly car allowance of $750.00, payable on or about the 1st of each month, and will also provide reimbursement of all business related expenses including, but not limited to, gas, tolls, emergency repairs while on ABMC business, telephone etc.

The Compensation Committee of the Board of Directors intends to establish a bonus plan by April 30, 2001 in order to provide rewards to executive officers based on achieving milestones in EBITDA (earnings before interest, taxes, depreciation and amortization) (as calculated based on ABMC's annual audited financial statements) during each fiscal year. Beginning with ABMC's 2002 fiscal year, you will participate in this plan.


BENEFITS

Benefits include:

-    20 vacation days
-    Usual corporate holidays
-    401 (k)
-    Health insurance equal to other ABMC executive officers



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SEVERANCE

In the unlikely event that the Board of Directors of ABMC elects to terminate your employment for anything other than cause, including failure to renew this agreement, (defined as commission of a crime (other than minor traffic offenses), acts of dishonesty, fraud of malfeasance in connection with your service on behalf of the Company, gross dereliction of duty, willful failure to carry out any lawful directive of the Board of Directors, or material violations of Company policies) you will receive severance pay equal to one (1) month of your then current base salary for each year or part of a year of service with a minimum of 6 months and a maximum of 12 months, with continuation of all medical benefits during the twelve-month period. The severance payment will be made under the current pay cycle, each pay period, during the 12 months. All unvested options will vest immediately upon your separation from the Company and remain vested for the duration of their pre-established term, 10 years. Further, ABMC will indemnify, or continue to indemnify, you to the full extent permitted by the New York Business Corporation Law if you are, or become, a party to a matter by reason of being or having been a director or officer of ABMC. The obligations of ABMC in this paragraph shall be binding upon and become the obligations of any successors or assigns of ABMC.

Additionally, you may elect to exercise this severance provision at your option under the following circumstances:

- If you are required to relocate by the Board of Directors of ABMC as a condition of continued employment, defined as moving your primary office more than 25 miles from its current location in Kinderhook, New York.
- A substantial change in responsibilities at the direction of the Board of Directors of the responsibilities normally assumed by your position (i.e., demotion); or
- Change in control of the Company, (i.e., if the Company is acquired wholly or if another corporate entity becomes the controlling shareholder)


RESTRICTIVE COVENANTS

     NON-SOLICITATION

During the twelve (12) months immediately following your termination from employment with ABMC for any reason, you agree that:

- you will not, directly or indirectly, accept or solicit in any manner or capacity whatsoever, including by way of illustration, but not limitation, call upon, mail or e-mail notices to, or make telephone calls to, any Customer (defined below) or Customer Prospect (defined below) of ABMC, for the purpose of selling any Covered


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     Services (defined below) or engaging in any business which directly or indirectly competes with ABMC drugs of abuse testing products or services east of the Mississippi River.

- you will not solicit, endeavor to entice away from ABMC, or otherwise interfere with the relationship of ABMC with any person who is employed (or, but for any violation of this agreement, would have been employed) by or otherwise engaged to perform services for ABMC, whether for your own account or for the account of any other person or entity.


     CONFIDENTIALITY

You agree not to disclose any Confidential Information (defined below) and you promise to take all reasonable precautions to prevent its unauthorized dissemination, both at all times during your employment with ABMC and after your employment. You agree to limit the disclosure of any Confidential Information to only those employees and agents of ABMC who have a need to know the information and who have similarly agreed to keep such information confidential.

You further agree not to use any Confidential Information for your own benefit of for the benefit of anyone other than ABMC. You acknowledge that all Confidential Information is and remains the property of ABMC and that no license or rights in the Confidential Information has been or is granted to you.

               "Confidential Information" means and includes all information relating to marketing, advertising, public relations, development, services, trade secrets, trade "know-how," business plans, Customer (as defined below) and Customer Prospect (as defined below) lists, distributor lists, Customers and Customer Prospects information, distributor information, financial date, personnel date, employee compensation and benefits information, new personnel acquisition plans, details of contracts, pricing policies, operational methods, marketing plans or strategies, service development techniques or plans, business acquisition or investment plans, or other confidential and proprietary information related to the business or affairs of ABMC and its Customers or Customer Prospects.

               The term "Customer" means any person or entity for which ABMC performed any Covered Services during the two (2) year period immediately preceding the termination of your employment with ABMC for any reason whatsoever.

               "Customer Prospect" means any person or entity to which ABMC made a new business presentation or proposal related to Covered Services during the two (2) year period immediately preceding the termination of your employment with ABMC for any reason whatsoever.




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               "Covered Services" means any services or products of whatever kind or character offered or provided by ABMC to any Customer.


               ENFORCEMENT

You agree that it is impossible to measure solely in money the damages which will accrue to ABMC by reason of your failure to perform any or your obligations set forth in the restrictive covenant paragraphs above. Therefore, if ABMC shall institute any action or proceeding to enforce the provisions of the restrictive covenants paragraphs, you hereby waive the claim or defense that there is an adequate remedy at law and agree in any such action or proceeding not to interpose the claim or defense that such remedy exists at law. You hereby specifically affirm the appropriateness of injunctive, specific performance, or other equitable relief in any such action, in addition to all other remedies ABMC has at law.

If any of provision of the restrictive covenants shall be held invalid or unenforceable, the remainder nevertheless shall remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it nevertheless shall remain in full force and effect in al other circumstances.

If, in connection with any action taken by ABMC to enforce the provisions of the restrictive covenants of this agreement, a court shall hold that all or any portion of the restrictions contained therein a re unreasonable under the circumstances then existing so as to render such restrictions invalid or unenforceable, the parties agree that any court of competent jurisdiction may reform such unreasonable restrictions to the extent necessary to make such restrictions reasonable under the circumstances then existing so as to render such restrictions both valid and enforceable.

You agree to indemnify, save and hold harmless ABMC from and against any and all claims, damages, losses, costs and expenses (including reasonable attorneys' fees) incurred by ABMC arising out a any action to enforce the terms of the restrictive covenants of this agreement.


OTHER EMPLOYMENT INFORMATION

In making this offer of employment, ABMC has relied on your representations that: (a) you are not currently a party to any contract of employment that might impede your ability to accept this offer or to perform the services completed thereby; and (b) that you are not subject to any non-competition arrangement or other restrictive covenants that might restrict your employment at ABMC as contemplated by this offer.


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EXCLUSIVE SERVICE

You will perform services exclusively for ABMC and you will not perform services for any other entities during the term of this agreement without the written agreement of the ABMC Board of Directors.


Sincerely



/s/ Gerald Moore
--------------------------------
Gerald Moore
Director and Chairman of the Compensation Committee

/s/ Robert Aromando
--------------------------------
Robert Aromando
Chief Executive Officer


Accepted this 10th day of January, 2001 by:

/s/ Keith E. Palmer
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Keith E. Palmer